EXHIBIT 10.39

LICENSE AGREEMENT

THIS AGREEMENT is made and entered into the 5th day of March, 1998 (hereinafter the “Effective Date”) by and between GEORGIA TECH RESEARCH CORPORATION, a non-profit corporation organized and existing under the laws of the State of Georgia and having its principal offices at the Georgia Institute of Technology (hereinafter “GIT”), Centennial Research Building, Atlanta, Georgia 30332-0415 (hereinafter “GTRC”) and RESTORE THERAPEUTICS, INC., a corporation incorporated under the laws of the State of Georgia, and having its registered office in that State at Suite 2100, The Equitable Building, 100 Peachtree Street, Atlanta, Georgia 30303-1962 (hereinafter “RT”).

W I T N E S S E T H

WHEREAS, GTRC owns and wants to provide for the commercialization of a certain invention entitled “Poly (Vinyl Alcohol) Cryogel”, which is the subject of GTRC Invention Disclosure number 1837 and U.S. Patent Application Number 08/932,029 (hereinafter the “Invention”).

WHEREAS, GTRC has available to it certain know-how, technology, trade secrets and methods (hereinafter “Know-how”) which relate to the Invention; and

WHEREAS, RT wishes to utilize the Invention and Know-how related to the Invention (hereinafter the “Technology”) to achieve the development, manufacture, and sale of Products containing the Technology.

NOW, THEREFORE, GTRC and RT in consideration of the foregoing and the mutual promises contained herein and intending to be legally bound hereby agree as follows:

1.	DEFINITIONS

As used herein:

1.1

“Net Selling Price” shall mean the gross sales by RT of the Products, less only usual trade discounts, sales tax which the seller has to pay or absorb, customs duties and transportation and insurance charges, if not included in the gross price, and any and all Federal, foreign, State or local taxes (except income tax) incurred by the seller on such sales.

1.2

“Patent” shall mean any issued letters patent disclosing and claiming the Invention, including a reissued patent, a patent issuing from a continuation application, divisional application or continuation-in-part application, and means any foreign patent similar thereto.

1.3	“Products” shall mean any method through which the Technology is commercialized and utilized by RT.

1.4	“Sales”, “Sell”, or “Sold” shall mean any sale, transfer, lease, license, permission to use or other transfer of the right of possession or other conveyance by RT.

1.5

“Proprietary Information” shall mean information and trade secrets owned or controlled by GTRC at any time during the term of this Agreement, which relates to the Inventions covered by the Licensed Patents, including but not limited to, invention records, research records and reports, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how.

1.6	“Territory” shall mean the world.

2.	GRANT OF LICENSE

2.1

With respect to the Technology to which GTRC has exclusive rights, GTRC hereby grants to RT an exclusive, nontransferable, royalty-bearing license, with a right of sublicense, to make, sell, and use Products throughout the Territory. RT shall not export any Product or enter into any sublicense without fully and completely complying with any and all United States export or munitions control regulations and laws.

2.2

RT acknowledges and agrees that by entering into this agreement, it may be precluded from receiving sub-contracts from the Georgia Institute of Technology funded by an agency of the federal government which it might otherwise be able to receive on a sole basis.

2.3

Any provision of this Agreement to the contrary notwithstanding, GTRC reserves an irrevocable, nonexclusive, royalty-free, nontransferable license for itself and GIT to use the Technology for research and educational purposes.

3.	CONSIDERATION

3.1	In consideration of the granting herein of the License as described in Article 2, RT shall pay GTRC:

3.1.1	One Thousand U.S. Dollars ($1,000) within seven (7) days of the Effective Date of this Agreement; and

3.1.2	the Royalties as set forth below in Article 5.

3.2

As additional consideration RT shall issue to GTRC a sufficient number of shares of the common stock of RT so that GTRC will own Five percent (5%) of the total number of such shares issued by RT. Thereafter, should RT sell or otherwise issue additional shares of stock, a proportionate number of shares shall be issued to GTRC so that Five percent (5%) ownership interest in RT by GTRC shall be maintained at all times. Provided, however, that when the book value of issued shares of common stock exceeds Five Million U.S. Dollars ($5,000,000), RT shall have no further obligation to issue shares of common stock to GTRC for and in consideration of the license granted herein. Provided further, that in such event, GTRC shall be deemed to have and is hereby granted an option to purchase a sufficient number of shares in any subsequent issue or issues at the book value of such shares to maintain its Five percent (5%) ownership of RT.

4.	SUBLICENSES

4.1

Subject to this Paragraph, RT may grant sublicenses to persons or entities specifically approved in writing by GTRC, which approval shall not be unreasonably withheld, provided that each sublicense contains a provision that such sublicense and the rights thereby granted are personal to the sublicense thereunder and such sublicense cannot be further assigned or sublicensed.

4.2

Any sublicense granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement and shall at a minimum contain the same protection for GTRC’s Proprietary Information as is set forth herein.

4.3

In respect of any sublicense granted by RT in accordance with this Article, RT shall promptly pay to GTRC an amount equal to Forty percent (40%) of any lump sum or other payment howsoever calculated, made by the sublicense thereunder in consideration for the grant of such sublicense to it by the RT.

5.	ROYALTIES

5.1	RT shall pay GTRC royalties at the rate of Four percent (4%) of the Net Selling Price of Products sold by RT or any sublicense under this Agreement.

5.2

All payments to GTRC under this Agreement shall be made in U.S. dollars at GTRC’s address for notice. Such payments shall be paid to GTRC quarterly on a calendar year basis. Payment for sales made during each quarter of each calendar year shall be made to GTRC within thirty (30) days after the last day of each quarter.

5.3	RT shall pay all royalties due hereunder to GTRC and GTRC shall not be required to look to any other entity for payment.

5.4

If other technologies on which royalty is payable need to be licensed to work the technology, then the royalty payable shall be reduced by such other necessary royalty, except that at no time shall the royalty payable to less than Two percent (2%).

6.	ACCOUNTS

6.1

Not later than March 1 of each calendar year RT shall furnish to GTRC a statement showing the total net sales of Products by RT during the immediate preceding calendar year, and the royalties payable thereon calculated in the manner required in Article 5.

6.2

RT shall keep at its usual place of business true and particular accounts of all matters connected with the use of the Technology and the manufacture and sale of all Products and shall keep books of account relating to royalties payable hereunder containing true entries complete in every particular as may be necessary or proper for enabling the amount of such royalties to be conveniently ascertained.

6.3

If requested in writing by GTRC, RT shall at all reasonable times produce evidence of the matters referred to in Article 6 and shall permit such evidence to be verified by an independent accountant to be selected and paid for by GTRC. RT shall give such accountant all necessary facilities for verifying such evidence and shall give such information as may be necessary or proper to enable the amount of the royalties to be verified.

7.	IMPROVEMENTS

7.1

Should RT or any consultant or employee of RT during the term of this Agreement make or discovery any improvement in connection with the Technology, whether patentable or not, which if practiced would constitute an infringement of any Patent of the Technology, RT shall forthwith disclose or cause the same to be disclosed to GTRC, and such improvement shall be deemed to be a part of the “Technology” and shall be subject to the terms hereof for the purpose of calculating royalties hereunder. The foregoing notwithstanding, RT shall own all right, title and interest in any such discovery or improvement. However, RT shall make available to GTRC and GIT any improvements or modifications it makes to the Technology and grants to GTRC and GIT an irrevocable, non-exclusive, royalty-free, non-transferable license to use the improvements throughout the world for educational and research and development purposes only. If so requested by GTRC, RT shall make available or supply to GTRC such information or data as is necessary or convenient for the proper understanding or use of such discovery or improvement.

7.2

If GTRC makes or discovers any improvement developed either by David N. Ku, Linda G. Braddon or David Wootton or under their supervision in connection with the Technology, whether patentable or not, which if practiced would constitute an infringement of any Patent on the Technology, GTRC shall, subject to the pre-existing rights of any third party, forthwith disclose or cause the same to be disclosed to RT and such improvement shall be deemed to be included in the term “Technology” and to be included in this Agreement and be subject to the terms hereof and any application for letters patent or other equivalent protection made in respect thereof shall be treated as if it were included in the term “Patent”. The costs of prosecuting such applications for letters patent or equivalent protection and maintaining the letters patent issuing from such applications shall be borne by RT during the term of this agreement, subject to the prior approval of RT to such applications. Any such discovery or improvement shall belong to and be the sole and exclusive property of GTRC.

8.	CONFIDENTIALITY

8.1

RT shall not disclose any Proprietary Information pertaining to the Invention other than to RT employees who must have access to such Information in order to carry out RT’s obligations under this Agreement and to potential sublicensees of the Technology, provided such disclosure is in accordance with Paragraph 8.3 hereof. Prior to disclosure of Proprietary Information to RT employees, such employees shall be under a written obligation of confidentiality to RT at least as restrictive as the provisions contained herein. Proprietary Information shall be maintained in confidence by RT for so long as such Information is maintained in confidence by GTRC.

8.2

To protect GTRC’s Proprietary Information, RT shall adopt reasonable security measures commonly observed in industries that rely on Proprietary Information. These measures shall include, but not be limited to, restricted access to such information, marking such information, and the selective destruction of sensitive materials. Upon termination of this Agreement, RT shall return or destroy all documents or materials embodying GTRC Proprietary Information.

8.3

Any disclosure of Proprietary Information by RT to potential sublicensees of the Technology shall be prohibited, unless such potential sublicense has signed an agreement which imposes obligations of confidentiality and nonuse at least as restrictive as those imposed on RT hereunder.

9.	INITIAL DEVELOPMENT AND FULL USE OF TECHNOLOGY

9.1

As soon as reasonably practicable after the Effective Date of this Agreement, but not later than Four (4) years after the Effective Date hereof, RT shall take steps to meet the reasonable requirements of the market by offering for sale Products in sufficient quantities to meet a reasonable public demand.

9.2

Should GTRC not receive at least Ten Thousand U.S. Dollars ($10,000) in royalty payments from RT within the first Twenty-four (24) months after the first sale of Products or Four (4) years from the Effective Date of this Agreement, which is sooner, and should GTRC not receive at least Twenty Thousand U.S. Dollars ($20,000) in royalty payments during each twelve (12) month period thereafter, GTRC shall have the option to allow this Agreement to continue in full force and effect or to convert the license granted hereunder to a nonexclusive license upon written notice to RT.

10.	CONSULTING

10.1

Any use of GIT personnel as consultants shall be on a noninterfering basis with normal GIT activities. RT shall make arrangements with GIT to assure noninterference. Compensation and travel reimbursement are to be paid directly to consultants by RT. The relationship between RT and its consultants shall be outside the scope of this Agreement, except that such consulting agreements shall not under any circumstances grant RT rights to any GIT/GTRC intellectual property.

11.	PROTECTION OF INTELLECTUAL PRPOERTY

11.1

GTRC shall file any and all future patent applications, trademark registrations or copyright registrations (hereinafter “Intellectual Property Protection”), domestic and/or foreign, in GTRC’s name to protect the Technology and/or improvements to the Technology licensed hereunder. Subject to the prior approval of RT to such applications, RT shall be responsible for all costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of all Intellectual Property Protection and the maintenance of any patent, trademark or copyright issuing thereon, other than those costs relating to U.S. Patent Application Number 08/932,029.

11.2

If, at any time during the term of this Agreement, RT elects to abandon its right in any pending Intellectual Property Protection or any patent, trademark or copyright issued thereon, either domestic or foreign, it shall notify GTRC of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to maintain any such Intellectual Property Protection. Thereafter, GTRC shall have the right and option to take over the sole and exclusive responsibility for the prosecution of any such Intellectual Property Protection and/or the maintenance of any such patent, trademark or copyright solely at GTRC’s expense and in such an event the rights granted under this Agreement shall become nonexclusive for such country or countries of the Territory.

11.3

If patent, trademark or copyright protection is obtained for the Technology and/or improvements to the Technology, RT shall cooperate with RT in enforcing or policing such protection as provided in Article 12 herein and by taking all appropriate measures including marking trade secrets and other Proprietary Information as required and taking other measures as mutually agreed to by GTRC and RT.

12.	NOTICE OF INFRINGEMENT AND ENFORCEMENT OF RIGHTS

12.1

Immediately upon RT’s learning of any infringement, misappropriation or other unauthorized use of GTRC’s Proprietary Information, and/or Patents, copyrights or trademarks pertaining to GTRC’s Invention licensed hereunder (hereinafter “Intellectual Property Rights”), RT shall promptly inform GTRC.

12.2

If RT and GTRC agree to jointly pursue enforcement of GTRC’s Intellectual Property Rights, then the parties hereto shall share equally all costs, fees and/or expenses incurred in connection with enforcement of GTRC’s Intellectual Property Rights provided only that GTRC’s maximum exposure for such costs, fees and expenses shall be the amount of royalties paid and/or payable to GTRC by RT hereunder. Any payments accruing from such action to enforce GTRC’s

Intellectual Property Rights shall be paid to RT and GTRC in proportion to the parties’ respective contributions to all costs, fees and/or expenses incurred in such action.

12.3

In the event that either party shall determine, for any reason, that it does not choose to enforce GTRC’s Intellectual Property Rights, then that party shall promptly notify the other party of such decision. The party choosing to enforce GTRC’s Intellectual Property Rights may then proceed with such enforcement action solely at its own expense and any and all recoveries shall be awarded solely and exclusively to that party.

13.	INDEMNITY

13.1

RT hereby indemnifies and holds harmless GTRC, GIT, and the Board of Regents of the University System of Georgia, and their employees, officers, board members and agents (hereinafter “Indemnitees”) from and against all claims, suits, liabilities, damages, costs, fees, expenses or losses arising out of or resulting from RT’s performance of this agreement, including but not limited to any third party claims against indemnities for any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use or operation of Products produced or sold by RT or its sublicensees or their customers in any manner whatsoever.

14.	DISCLAIMER, WARRANTY AND LIMITATION OF LIABILITY

14.1

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, GTRC DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TECHNOLOGY, INCLUDING ITS CONDITION, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS THEREIN AND ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

14.2

In no event shall GTRC be liable for any use by RT of the technology or any loss, claim, damage or liability, of whatsoever kind or nature, which may arise from or in connection with RT’s performance under this Agreement.

15.	TRADEMARK

15.1	Except for the purposes of identifying the Technology, no right, title interest or license to any trademark or service mark, is granted to RT.

16.	RELATIONSHIP BETWEEN GTRC AND RT

16.1	GTRC and RT are and shall remain independent contractors and nothing herein shall create a partnership or joint venture between GTRC and RT.

17.	ADVERTISING, PUBLICITY AND PUBLICATIONS

17.1

Except as otherwise provided herein, RT shall not use the names of Georgia Tech Research Corporation, the Georgia Institute of Technology, Georgia Tech, the Georgia Tech Foundation or any of their respective affiliates or divisions in any advertisement or sales materials without the prior written consent of GTRC.

17.2

In any publication (including advertisements, sales and trade literature and instruction manuals) relating to the Invention used pursuant to this Agreement, RT shall give due credit to GTRC, as owner and licensor and in the case of professional journals, trade publications and editorials to David N. Lu, Linda G. Braddon and David Wootton, as inventors of the Invention.

17.3

GTRC and the Inventors shall have the right to publish papers and other scholarly materials on the Technology in the appropriate literature. Such publication shall in no event disclose proprietary or confidential information of the other party. GTRC and GIT may catalog and place such publications in the GIT library. RT shall have the right to review materials related to the Technology prior to publication.

18.	TERM AND TERMINATION

18.1

This Agreement shall commence on the Effective Date of this Agreement and shall continue until the expiration of the last expiring patent covering any of the Technology licensed hereunder. Notwithstanding the foregoing, the obligations of the parties under Articles 5, 6, 8, 13, 14 and 18 shall survive any termination of this Agreement.

18.2

In the event of the breach of a material obligation hereunder by either party, the nonbreaching party shall inform the alleged breaching party of said breach in writing. The alleged breaching party shall have thirty (30) days from the date of said notification during which time to cure the breach. In the event the alleged breaching party does not cure the breach within thirty (30) days, the nonbreaching party may terminate the Agreement.

18.3

RT shall, within ten (10) days of termination of this Agreement for any reason, deliver to GTRC all written documentation in the possession of RT which contains Proprietary Information pertaining to the Technology.

19.	NOTICES

19.1	All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified registered mail to RT or GTRC at the addresses set forth below:

GTRC:

GEORGIA TECH RESEARCH CORPORATION

Centennial Research Building

Georgia Institute of Technology

Atlanta, Georgia 30332-0415

Attn: Director, Technology Licensing

RT:

RESTORE THERAPEUTICS, INC.

Suite 2100

The Equitable Building

100 Peachtree Street

Atlanta, Georgia 30303-1162

Attn: David N. Ku, Ph.D., M.D.

20.	WAIVER

20.1	Waiver by either party of any term or provision of this Agreement shall not constitute a continuing waiver thereof nor any further or additional rights such party may hold under this Agreement.

21.	SEVERABILITY

21.1

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, illegality or unenforceability of the remaining provisions shall not in any way be affected or impaired.

22.	GOVERNING LAW

22.1	This Agreement shall be construed in accordance with the laws of the State of Georgia, U.S.A.

23.	ENTIRE AGREEMENT

23.1

This Agreement is the complete and exclusive statement between the parties relating to the subject matter hereof, and supersedes all prior understandings, communications, or representations, either oral or written, between the parties. This License Agreement may not be modified or altered except by a written instrument duly executed by RT and GTRC.

24.	CUMULATIVE RIGHTS

24.1

Unless expressly stated to the contrary elsewhere in this Agreement, all rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative and not restrictive of those given by law.

25.	SECTION HEADINGS

25.1	Section headings have been inserted herein for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

26.	ASSIGNMENT

26.1

Subject to this Paragraph, the License is personal to RT. It is expressly understood by the parties that the License may be assigned to the Georgia Institute of Technology or the Board of Regents of the University System of the State of Georgia. Except as otherwise agreed herein, this Agreement may not be assigned by either party without the prior written consent of the other.

27.	SUCCESSORS AND ASSIGNS

27.1

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but nothing contained herein shall be deemed to permit assignment by either party except as otherwise permitted in this Agreement.

28.	INTERPRETATION

28.1

In the interpretation of this Agreement, words importing the singular or plural number shall be deemed to import the plural and singular number respectively, words denoting gender shall include all genders and references to persons shall include corporations or other bodies and vice versa.

29.	FORCE MAJEURE

29.1

Neither party shall be held in breach of this Agreement because of acts or omissions caused by any act of God or other cause beyond the control of the parties, including, but not limited to, fire, floods, labor disputes, or other unforeseen circumstances.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement effective as of the date first above written.

GEORGIA TECH RESEARCH CORPORATION		RESTORE THERAPEUTICS, INC.

By:	/s/ Barry Rosenberg	By:	/s/ David N. Ku

Typed Name:	Barry Rosenberg	Typed Name:	David N. Ku

Title:	Director, Technology Licensing	Title	President

Date:	3/5/98	Date:	2/27/98

By:	/s/ J.W. Dees

Typed Name:	J.W. Dees

Title:	Asst. Secretary

Date:	3/5/98